UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT NO. 2 TO

ANNUAL REPORT

of

PROVINCE OF ALBERTA

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2016

SECURITIES REGISTERED *

(As of close of fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

Gitane De Silva

Alberta’s Senior Representative to the United States

Alberta Washington D.C. Office

Canadian Embassy

501 Pennsylvania Avenue N.W.

Washington, D.C. 20001

Phone: 202-448-6475

Copies to:

LOWELL EPP Assistant Deputy Minister, Treasury and Risk Management Treasury Board and Finance 8th fl Federal Building, 9820 - 107 Street Edmonton, Alberta T5K 1E7 (780) 422-4052	CHRISTOPHER CUMMINGS Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, ON Canada M5K 1J3 (416) 504-0520

*The Registrant is filing this annual report on a voluntary basis.

PROVINCE OF ALBERTA

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the “Annual Report”) for the fiscal year ended March 31, 2016 on Form 18-K as set forth below:

The following additional exhibits are added to the Annual Report:

99.8	2017-20 Fiscal Plan.

99.9	2017-18 Government Estimates.

99.10	2017-18 Offices of the Legislative Assembly Estimates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, at Edmonton, Alberta, Canada on the 31st day of March, 2017.

Province of Alberta

By:	/s/ Lowell Epp
Name:	Lowell Epp
Title:	Assistant Deputy Minister, Treasury and Risk Management of Treasury Board and Finance

EXHIBIT INDEX

Exhibit Number	Description

99.8	2017-20 Fiscal Plan.

99.9	2017-18 Government Estimates.

99.10	2017-18 Offices of the Legislative Assembly Estimates.

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